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1745      CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
(6-00)    DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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                                                      -------------------------
                      UNITED STATES                           OMB APPROVAL
           SECURITIES AND EXCHANGE COMMISSION         -------------------------
                 WASHINGTON, D.C. 20549               OMB Number: 3235-0145
                                                      Expires: October 31, 2002
                                                      Estimated average burden
                     SCHEDULE 13G                     hours per response.. 14.9
                                                      -------------------------

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. _____)*


                        Integrated Telecom Express, Inc.
                   -----------------------------------------
                               (Name of Issuer)


                                  Common Stock
                   -----------------------------------------
                         (Title of Class of Securities)


                                     45817U
                   -----------------------------------------
                                 (CUSIP Number)


                               December 31, 2000
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45817U                   SCHEDULE 13G                    PAGE 2 OF  4

   1 Names of Reporting Persons. United Microelectronics Corporation I.R.S. Identification Nos. of above persons (entities only).

          ---------------------------------------------------------------------

   2      Check the Appropriate Box if a Member of a Group* (See Instructions)
          (a)   [X]
          (b)   [ ]

          ---------------------------------------------------------------------

   3      SEC Use Only

          ---------------------------------------------------------------------

   4      Citizenship or Place of Organization
          3F, No. 76, Sec. 2 Tunhwa S. Road, Taipei, Taiwan, R.O.C.
          ---------------------------------------------------------------------

                        5      Sole Voting Power
  Number of                    7,000,000 shares
   Shares              --------------------------------------------------------
 Beneficially           6      Shared Voting Power
  Owned by                     4,000,000 shares
    Each               --------------------------------------------------------
  Reporting             7      Sole Dispositive Power
 Person With                   7,000,000 shares
                       --------------------------------------------------------
                        8      Shared Dispositive Power
                               4,000,000 shares
                       --------------------------------------------------------

   9 Aggregate Amount Beneficially Owned by Each Reporting Person 11,000,000 shares
          ---------------------------------------------------------------------

  10      Check Box if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)                                         [ ]

          ---------------------------------------------------------------------

  11      Percent of Class Represented by Amount in Row (11)
          25.8%
          ---------------------------------------------------------------------

  12      Type of Reporting Person (See Instructions)
          CO
          ---------------------------------------------------------------------

CUSIP No. 45817U                   SCHEDULE 13G                     PAGE 3 OF 4

   1      Names of Reporting Persons
          Fortune Venture Capital Corporation
          I.R.S. Identification Nos. of Above Persons (Entities Only)
          ---------------------------------------------------------------------

   2      Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)   [X]
          (b)   [ ]

          ---------------------------------------------------------------------

   3      SEC Use Only

          ---------------------------------------------------------------------

   4      Citizenship or Place of Organization
          2F, No. 76, Sec. 2, Tunhwa S. Road, Taipei, Taiwan, R.O.C.
          ---------------------------------------------------------------------

                        5      Sole Voting Power
  Number of                    0 share
   Shares              --------------------------------------------------------
 Beneficially           6      Shared Voting Power
  Owned by                     4,000,000 shares
    Each               --------------------------------------------------------
  Reporting             7      Sole Dispositive Power
 Person With                   0 share
                       --------------------------------------------------------
                        8      Shared Dispositive Power
                               4,000,000 shares
                       --------------------------------------------------------

   9      Aggregate Amount Beneficially Owned by Each Reporting Person
          4,000,000 shares
          ---------------------------------------------------------------------

  10      Check Box if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)                                         [ ]

          ---------------------------------------------------------------------

  11      Percent of Class Represented by Amount in Row (11)
          9.4%
          ---------------------------------------------------------------------

  12      Type of Reporting Person (See Instructions)
          CO
          ---------------------------------------------------------------------

     (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      February 5, 2001
                                             -----------------------------------
                                                            Date

                                                      /s/ STAN HUNG
                                             -----------------------------------
                                                          Signature

                                             Stan Hung, Chief Financial Officer
                                             of United Microelectronics
                                             Corporation and Fortune Venture
                                             Capital Corporation
                                             -----------------------------------
                                                         Name/Title


The original statement shall be signed
by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)